March 20, 2000


NetCurrents, Inc.
9720 Wilshire Boulevard
Suite 700
Beverly Hills, CA 90212

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by NetCurrents, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), up to 4,270,000 shares of the Common Stock, par value $0.001 per share being registered for resale (the "Shares") or issuable upon conversion or exercise (the "Underlying Shares"), as applicable of (i) up to $2,000,000 principal amount of the Company's 6% Convertible Subordinated Debentures Due 2001 (the "Debentures"); (ii) the Company's Series A Stock Purchase Warrants (the "Series A Warrants") to purchase up to 150,000 shares of common stock at an exercise price of $1.25625 per share; (iii) the Company's Series B Stock Purchase Warrants to purchase up to 150,000 shares of common stock at an exercise price of $1.361 per share; and (iv) the options to purchase 870,000 shares of common stock.

     We are of the opinion that the Shares being registered for resale have been duly authorized and are legally and validly issued, fully paid and non-assessable. We are also of the opinion that the Underlying Shares being registered pursuant to the Debentures, Warrants and options have been duly authorized and, upon issuance and sale pursuant to the terms of the Debenture, the Warrants and options, as applicable, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters."

                                   Respectfully submitted,

                                   /S/ TROOP STEUBER PASICH REDDICK & TOBEY, LLP
                                   ---------------------------------------------
                                       TROOP STEUBER PASICH REDDICK & TOBEY, LLP